DREYFUS SHORT Duration BOND FUND

Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

Dreyfus Short Duration Bond Fund (the "Fund") desires to offer multiple classes in accordance with Rule 18f-3, and the Fund's Board, including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act), has determined that the following plan is in the best interests of each class individually and the Fund as a whole:

1.                  Class Designation:  Fund shares shall be divided into Class Z, Class D, Class I and Class Y.

2.                  Differences in Services:  The services offered to shareholders of each Class, as described in the Fund's prospectus or statement of additional information, shall be substantially the same, except that Checkwriting and Dreyfus Express® services shall be available only to holders of Class Z and Class D shares.  Dreyfus Automatic Asset Builder®, Dreyfus Payroll Savings Plan, Dreyfus Government Direct Deposit, Dreyfus Dividend Sweep, Dreyfus Auto-Exchange Privilege and Dreyfus Automatic Withdrawal Plan are not available for Class Y shares.

3.                  Differences in Distribution Arrangements:  Each Class of shares of the Fund shall be offered at net asset value, and shall not be subject to any front-end or contingent deferred sales charges.

Class Z shares of the Fund shall be offered only to shareholders of the Fund with accounts that existed on the date the Fund classified its shares as Class Z shares (November 15, 2013) and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.  In addition, certain broker-dealers and other financial institutions maintaining accounts with the Fund on such date may purchase Class Z shares on behalf of qualified Retirement Plans (as defined below) and "wrap accounts"or similar programs.  Class Z shares of the Fund shall be subject to an annual shareholder services fee of up to .25% of the value of the Fund's average daily net assets attributable to Class Z shares to reimburse the Fund's Distributor for shareholder account service and maintenance expenses, pursuant to a Shareholder Services Plan.

Class D shares of the Fund are designed primarily for investors who are investing directly with the Fund through the Fund's Distributor or other entities that have entered into agreements with the Fund's Distributor to sell such shares.  Class D shares of the Fund shall be subject to an annual distribution and service fee of .25% of the value of the Fund's average daily net assets attributable to Class D shares, pursuant to a Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act.

Class I shares shall be offered only to (i) bank trust departments, trust companies and insurance companies that have entered into agreements with the Fund's Distributor to offer Class I shares to their clients, (ii) institutional investors acting in a fiduciary, advisory, agency, custodial or similar capacity for qualified or non-qualified employee benefit plans, including 401(k), 403(b)(7), Keogh, pension, profit-sharing and other deferred compensation plans, whether established by corporations, partnerships, sole proprietorships, non-profit entities, trade or labor unions, or state and local governments ("Retirement Plans"), and IRAs set up under Simplified Employee Pension Plans ("SEP-IRAs"), but not including traditional IRAs, Roth IRAs, Coverdell Education Savings Accounts, IRA "Rollover Accounts," Salary Reduction Simplified Employee Pension Plans or Savings Incentive Match Plans for Employees (Class I shares may be purchased for a Retirement Plan or SEP-IRA only by a custodian, trustee, investment manager or other entity authorized to act on behalf of such Retirement Plan or SEP-IRA that has entered into an agreement with the Fund's Distributor to offer Class I shares to such Retirement Plan or SEP-IRA), (iii) law firms or attorneys acting as trustees or executors/administrators, (iv) foundations and endowments that make an initial investment in the Fund of at least $1 million, (v) sponsors of college savings plans that qualify for tax-exempt treatment under Section 529 of the Internal Revenue Code of 1986, as amended, that maintain an omnibus account with the Fund and do not require shareholder tax reporting or 529 account support responsibilities from the Fund's Distributor, (vi) advisory fee-based accounts offered through financial intermediaries who, depending on the structure of the selected advisory platform, make Class I shares available, (vii)certain institutional clients of an investment advisory subsidiary of The Bank of New York Mellon Corporation approved by The Dreyfus Corporation, and (viii) unaffiliated investment companies approved by the Fund's Distributor.

Class Y shares shall be offered at net asset value only to (i) institutional investors, acting for themselves or on behalf of their clients, that have entered into an agreement with the Fund's Distributor and that make an initial investment in Class Y shares of the Fund of at least $1 million, (ii) Retirement Plans, or certain recordkeepers of Retirement Plan platforms that maintain a super-omnibus account with the Fund, provided that, in each case, they have entered into an agreement with the Fund's Distributor and make an initial investment in Class Y shares of the Fund of at least $1 million or have, in the opinion of The Dreyfus Corporation, adequate intent and availability of assets to reach a future level of investment of $1 million or more in Class Y shares of the Fund, (iii) certain institutional clients of an investment advisory subsidiary of The Bank of New York Mellon Corporation, provided that such clients are approved by The Dreyfus Corporation and make an initial investment in Class Y shares of the Fund of at least $1 million, and (iv) certain funds in the Dreyfus Family of Funds and series of BNY Mellon Funds Trust.

4.                  Expense Allocation:  The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis:  (a) fees under the Shareholder Services Plan and Service Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) Securities and Exchange Commission and Blue Sky registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (g) Board members' fees incurred as a result of issues relating to a specific Class.

5.                  Conversion Features:  No Class shall be subject to any automatic conversion feature.  Certain holders of Class I shares of the Fund who meet the eligibility requirements for the purchase of Class Y shares of the Fund and who do not require the Fund, The Dreyfus Corporation or the Fund's Distributor or their affiliates to make any shareholder servicing, sub-transfer agency, administrative or recordkeeping payments may have all of their Class I shares of the Fund converted into Class Y shares of the Fund.

6.                  Exchange Privileges:  Shares of a Class shall be exchangeable only for (a) shares of the same Class of other investment companies managed or administered by The Dreyfus Corporation or its affiliates as specified from time to time and, except for shares held through financial intermediary brokerage platforms, (b) shares of certain other Classes of such investment companies or shares of certain other investment companies as specified from time to time.

Dated as of:  November 15, 2013

Amended as of:  March 1, 2016